Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Strong Third Quarter

•                  Consolidated sales up 10.3% to $743.0 million

•                  Consolidated same store sales increased 4.6% compared to 2.6% in 3Q09

•                  Consolidated gross profit expanded 140 basis points

•                  Net earnings of $41.1 million, up 30.6% compared to GAAP net earnings of $31.5 million in 3Q09

•                  Net earnings growth of 37.1% compared to adjusted net earnings of $30.0 million in 3Q09

•                  3Q10 diluted earnings per share of $0.22, up 29.4% compared to $0.17 in 3Q09

•                  Adjusted EBITDA of $107.8 million, up 12.9%

•                  Reduced long-term debt by $54.7 million; Term Loan ‘A’ prepaid in full

DENTON, Texas, July 29, 2010 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced strong financial results for the fiscal 2010 third quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

Consolidated net sales for the fiscal 2010 third quarter were $743.0 million, an increase of 10.3% from the fiscal 2009 third quarter.  Same store sales in the fiscal 2010 third quarter grew 4.6% compared to 2.6% in the fiscal 2009 third quarter.  Net earnings(1) in the fiscal 2010 third quarter were $41.1 million; growth of 30.6% over GAAP net earnings of $31.5 million in the fiscal 2009 third quarter and growth of 37.1% over adjusted net earnings of $30.0 million in the fiscal 2009 third quarter.  Diluted earnings per share (1) in the fiscal 2010 third quarter were $0.22; growth of 29.4% over GAAP diluted earnings per share of $0.17 and growth of 37.5% over adjusted diluted earnings per share of $0.16 in the fiscal 2009 third quarter. Adjusted EBITDA increased 12.9% in the fiscal 2010 third quarter to $107.8 million versus $95.5 million in the fiscal 2009 third quarter.  Total store count at the end of the fiscal 2010 third quarter was 3,986, an increase of 165 stores or growth of 4.3% over the fiscal 2009 third quarter.

“Strong performance across all of our businesses led to another outstanding quarter for Sally Beauty Holdings” stated Gary Winterhalter, President and Chief Executive Officer. “Consolidated same store sales growth of 4.6% contributed to strong revenue growth of 10.3% while gross profit margin expanded by 140 basis points.  And for the first time during a quarter, Adjusted EBITDA reached the $100 million mark.  Our business is performing in line with historical trends and we believe that this underscores the stability and consistency of our business model.  We do not expect these trends to change in the foreseeable future.”

(1)          Interest rate swap agreements with a notional amount of $350 million expired on November 24, 2009 and did not qualify for hedge accounting treatment.  The Company accounted for these interest rate swap transactions on a marked-to-market basis, whereby changes in the fair value increased or decreased interest expense. The Company reported changes in fair value as an adjustment to net earnings and earnings per share, both non-GAAP measures.  Post the November 24, 2009 interest swap agreement expiration; it is no longer necessary for the Company to report adjusted net earnings and adjusted earnings per share except when reporting historical financial data.

FISCAL 2010 THIRD QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2010 third quarter, consolidated net sales were $743.0 million, an increase of 10.3% from the fiscal 2009 third quarter.  The fiscal 2010 third quarter sales increase is attributed to consolidated same stores sales growth of 4.6% and the addition of new stores through both organic growth and acquisitions.  The impact from changes in foreign currency exchange rates in the fiscal 2010 third quarter was immaterial on a consolidated basis.

Gross Profit:  Consolidated gross profit for the fiscal 2010 third quarter was $360.9 million, an increase of 13.5% over gross profit of $317.8 million for the fiscal 2009 third quarter.  Gross profit as a percentage of sales was 48.6%, a 140 basis point improvement from the fiscal 2009 third quarter.  Gross margin expanded in both business segments and was primarily due to improved sales, product and customer mix, low cost sourcing and improvement in the U.K. business at Sally Beauty Supply.

Selling, General and Administrative Expenses:  For the fiscal 2010 third quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $255.6 million, or 34.4% of sales, a 110 basis point increase from the fiscal 2009 third quarter metric of 33.3% of sales and total SG&A expenses of $224.0 million. Fiscal 2010 third quarter SG&A expenses increased $31.6 million due to higher expenses associated with the Company’s loyalty programs, international expansion, and restored pay increases that were suspended in fiscal year 2009.  In addition, expenses associated with the opening of new stores and acquisitions such as rent, occupancy, and payroll expenses contributed to the year over year expense increase.

Unallocated corporate expenses increased $1.5 million to $20.1 million for the fiscal 2010 third quarter compared to $18.6 million in the fiscal 2009 third quarter.  This increase is primarily due to international expansion and restored pay increases that were suspended in fiscal year 2009.

Share-based compensation expense for the fiscal 2010 third quarter increased $0.9 million to $2.5 million, compared to $1.6 million in the fiscal 2009 third quarter.  This increase is primarily due to higher share price.

For fiscal year 2010, unallocated corporate expenses are expected to increase over fiscal year 2009 due to higher share-based compensation, investments in information technology, and international expansion.  Unallocated corporate expenses, including share-based compensation, are expected to be in the range of $85 million to $90 million in fiscal year 2010.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense, net of interest income, for the fiscal 2010 third quarter was $28.3 million.  Fiscal 2009 third quarter interest expense was $31.1 million and included $2.5 million of non-cash interest credit for the marked-to-market change in fair value for certain interest rate swap transactions.  The Company accounted for these transactions on a marked-to-market basis, whereby changes in the fair value increased or decreased net interest expense, and therefore affected reported net earnings and earnings per share.  These interest rate swap agreements with a notional amount of $350 million did not qualify for hedge accounting treatment and expired on November 24, 2009.

Provision for Income Taxes:  Income taxes were $23.2 million for the fiscal 2010 third quarter versus $19.7 million in the fiscal 2009 third quarter.  The effective tax rate in the fiscal 2010 third quarter was 36.1% versus 38.5% in the fiscal 2009 third quarter.  In fiscal year 2010, the Company expects its effective tax rate to be approximately 38.0%.

Net Earnings and Diluted Net Earnings Per Share (EPS)(2): Net earnings(1) in the fiscal 2010 third quarter were $41.1 million; growth of 30.6% over GAAP net earnings of $31.5 million in the fiscal 2009 third quarter and growth of 37.1% over adjusted net earnings of $30.0 million in the fiscal 2009 third quarter.  Diluted earnings per share (1) in the fiscal 2010 third quarter were $0.22; growth of 29.4% over GAAP diluted earnings per share of $0.17 and growth of 37.5% over adjusted diluted earnings per share of $0.16 in the fiscal 2009 third quarter.

Adjusted (Non-GAAP) EBITDA (2):  Adjusted EBITDA for the fiscal 2010 third quarter was $107.8 million, an increase of 12.9% from $95.5 million for the fiscal 2009 third quarter.

(2)A detailed table reconciling 2010 and 2009 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of June 30, 2010, were $28.3 million.  The Company’s asset-based loan (ABL) revolving credit facility began the fiscal 2010 third quarter with a zero balance and ended the quarter with a balance of $5.0 million.  Borrowing capacity on the ABL facility was approximately $341.5 million at the end of the fiscal 2010 third quarter.  The Company’s debt, excluding capital leases, totaled $1.6 billion as of June 30, 2010.  During the fiscal 2010 third quarter, the Company paid down $54.7 million of long-term debt, completing the prepayment of its Senior Term Loan ‘A’ Facility.  During the first nine months of fiscal year 2010, the Company paid down $105.0 million of its long-term debt.  Net cash provided by operating activities for the first nine months of the fiscal year 2010 was $147.8 million.

For the first nine months of fiscal year 2010, the Company’s capital expenditures totaled $36.0 million.  Capital expenditures for fiscal year 2010 are projected to be in the range of $45 million to $50 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $3.9 million to $345.6 million at June 30, 2010 compared to $341.7 million at September 30, 2009. The ratio of current assets to current liabilities was 1.88 to 1.00 at June 30, 2010 compared to 1.91 to 1.00 at September 30, 2009.

On May 28, 2010, Standard & Poor’s Ratings Services raised its corporate credit rating on Sally Holdings LLC to ‘BB-’ from ‘B+’ with a stable outlook.  In addition, Sally Holdings LLC’s senior secured debt rating was raised to ‘BB+’ from ‘BB’; its senior unsecured debt rating was raised to ‘BB-’ from ‘B’; and its subordinated debt rating was raised to ‘B’ from ‘B-’.

Business Segment Results:

Sally Beauty Supply

Fiscal 2010 Third Quarter Results for Sally Beauty Supply

•                  Same store sales growth of 3.6%.

•                  Sales of $467.4 million, up 7.5% from $434.7 million in the fiscal 2009 third quarter.  Significant components of growth include: same store sales growth, sales growth from net new store openings of 1.6% and 3.0% growth from acquisitions.  Unfavorable changes in foreign currency exchange rates partially offset sales growth by 0.6%.

•                  Gross margin of 53.4%, a 170 basis point improvement from 51.7% in the fiscal 2009 third quarter.

•                  Segment operating earnings of $85.1 million, up 10.9% from $76.7 million in the fiscal 2009 third quarter.

•                  Segment operating margins increased 50 basis points to 18.2% of sales from 17.7% of sales in the fiscal 2009 third quarter.

Sales for the Sally Beauty Supply business in the fiscal 2010 third quarter were positively impacted by same store sales growth, new store openings, acquisitions and improvement in the international business.  Gross profit margin was positively impacted by a shift in product and customer mix, low-cost sourcing initiatives and improvement in the U.K. business.  Segment operating earnings increased over the fiscal 2009 third quarter primarily due to higher gross profit.

Beauty Systems Group

Fiscal 2010 Third Quarter Results for Beauty Systems Group

•                  Same store sales growth of 7.4%.

•                  Sales of $275.5 million, up 15.5% from $238.6 million in the fiscal 2009 third quarter.  Significant components of growth include: same store sales growth and 8.6% growth from acquisitions; Sales growth was also positively impacted by improvement in the franchise business, new store openings and a favorable impact from changes in foreign currency exchange rates of 1.2%.

•                  Gross margin of 40.4%, up 140 basis points from 39.0% in the fiscal 2009 third quarter.

•                  Segment operating earnings of $30.1 million, up 17.4% from $25.6 million in the fiscal 2009 third quarter

•                  Segment operating margins increased by 20 basis points to 10.9% of sales from 10.7% of sales in the fiscal 2009 third quarter.

Sales improvement for Beauty Systems Group was primarily driven by strong same store sales growth, sales from new stores, acquisitions, improved performance in the franchise business, and favorable foreign currency exchange.  Gross margin expansion was primarily due to improved sales and product mix, expansion in new and existing territories, and improved performance in the franchise business.  Segment earnings improvement is primarily due to improvement in gross profit, ongoing cost reduction initiatives and savings realized from the warehouse optimization project.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-288-8974 (International:  612-332-0228).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) July 29, 2010 through August 12, 2010 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 165152.  Also, a website replay will be available on investor.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.6 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,900 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeauty.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion;

the operational and financial performance of our Armstrong McCall, L.P. business; the success of our Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; our reliance upon Alberto-Culver for the accuracy of certain historical services and information; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2009, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2010	2009	% CHG	2010	2009	% CHG

Net sales	$742,975	$673,337	10.3%	$2,168,293	$1,960,424	10.6%
Cost of products sold and distribution expenses	382,116	355,492	7.5%	1,129,936	1,036,923	9.0%
Gross profit	360,859	317,845	13.5%	1,038,357	923,501	12.4%
Selling, general and administrative expenses (1)	255,588	223,982	14.1%	753,856	667,930	12.9%
Depreciation and amortization	12,667	11,642	8.8%	36,986	34,860	6.1%

Operating earnings	92,604	82,221	12.6%	247,515	220,711	12.1%
Interest expense, net (2) (3)	28,255	31,050	-9.0%	85,149	102,692	-17.1%
Earnings before provision for income taxes	64,349	51,171	25.8%	162,366	118,019	37.6%
Provision for income taxes	23,233	19,682	18.0%	60,564	45,876	32.0%
Net earnings	$41,116	$31,489	30.6%	$101,802	$72,143	41.1%

Net earnings per share:
Basic	$0.23	$0.17	35.3%	$0.56	$0.40	40.0%
Diluted	$0.22	$0.17	29.4%	$0.55	$0.39	41.0%

Weighted average shares:
Basic	181,991	181,715		181,940	181,658
Diluted	184,375	183,748		183,963	183,183

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	53.4%	51.7%	170	53.0%	51.9%	110
BSG Segment Gross Profit Margin	40.4%	39.0%	140	39.3%	38.6%	70
Consolidated Gross Profit Margin	48.6%	47.2%	140	47.9%	47.1%	80
Selling, general and administrative expenses	34.4%	33.3%	110	34.8%	34.1%	70
Operating Margin	12.5%	12.2%	30	11.4%	11.3%	10
Net Earnings Margin	5.5%	4.7%	80	4.7%	3.7%	100

Effective Tax Rate	36.1%	38.5%	(240)	37.3%	38.9%	(160)

(1)

Selling, general and administrative expenses include share-based compensation of $2.5 million and $1.6 million for the three months ended June 30, 2010 and 2009; and $9.9 million and $6.8 million for the nine months ended June 30, 2010 and 2009, respectively.

(2)

Interest expense is net of interest income of $0.1 million and includes non-cash income of $2.5 million of marked-to-market adjustments for certain interest rate swaps for the three months ended June 30, 2009.

(3)

Interest expense, net of interest income of $0.1 million and $0.3 million for the nine months ended June 30, 2010 and 2009, includes non-cash income of $2.4 million and $1.7 million of marked-to-market adjustments for certain interest rate swaps for the nine months ended June 30, 2010 and 2009, respectively.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2010	2009	% CHG	2010	2009	% CHG
Net sales:
Sally Beauty Supply	$467,428	$434,732	7.5%	$1,359,377	$1,257,607	8.1%
Beauty Systems Group	275,547	238,605	15.5%	808,916	702,817	15.1%
Total net sales	$742,975	$673,337	10.3%	$2,168,293	$1,960,424	10.6%

Operating earnings:
Sally Beauty Supply	$85,116	$76,748	10.9%	$235,743	$212,413	11.0%
Beauty Systems Group	30,086	25,632	17.4%	81,709	66,227	23.4%
Segment operating earnings	$115,202	$102,380	12.5%	$317,452	$278,640	13.9%

Unallocated corporate expenses (1)	(20,058)	(18,555)	8.1%	(60,026)	(51,130)	17.4%
Share-based compensation	(2,540)	(1,604)	58.4%	(9,911)	(6,799)	45.8%
Interest expense, net of interest income	(28,255)	(31,050)	-9.0%	(85,149)	(102,692)	-17.1%
Earnings before provision for income taxes	$64,349	$51,171	25.8%	$162,366	$118,019	37.6%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	18.2%	17.7%	50	17.3%	16.9%	40
Beauty Systems Group	10.9%	10.7%	20	10.1%	9.4%	70
Consolidated operating profit margin	12.5%	12.2%	30	11.4%	11.3%	10

(1)         Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2010	2009	% CHG	2010	2009	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$41,116	$31,489	30.6%	$101,802	$72,143	41.1%
Add:
Depreciation and amortization	12,667	11,642	8.8%	36,986	34,860	6.1%
Share-based compensation (1)	2,540	1,604	58.4%	9,911	6,799	45.8%

Interest expense, net of interest income (2) (3)	28,255	31,050	-9.0%	85,149	102,692	-17.1%
Provision for income taxes	23,233	19,682	18.0%	60,564	45,876	32.0%
Adjusted EBITDA (Non-GAAP)	$107,811	$95,467	12.9%	$294,412	$262,370	12.2%

Net earnings (per GAAP)	$41,116	$31,489		$101,802	$72,143
Add (Less):
Marked-to-market adjustment for certain interest rate swaps (4)	—	(2,507)	-100.0%	(2,356)	(1,714)	37.5%
Tax provisions for the marked-to-market adjustment (5)	—	1,003	-100.0%	895	686	30.6%
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$41,116	$29,985	37.1%	$100,341	$71,115	41.1%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.23	$0.17	35.3%	$0.55	$0.39	41.0%
Diluted	$0.22	$0.16	37.5%	$0.55	$0.39	41.0%

Weighted average shares:
Basic	181,991	181,715		181,940	181,658
Diluted	184,375	183,748		183,963	183,183

(1)              Share-based compensation for the nine months ended June 30, 2010 and 2009 includes $2.5 million and $2.0 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)              Interest expense is net of interest income of $0.1 million and includes non-cash income of $2.5 million of marked-to-market adjustments for certain interest rate swaps for the three months ended June 30, 2009.

(3)              Interest expense, net of interest income of $0.1 million and $0.3 million for the nine months ended June 30, 2010 and 2009, includes non-cash income of $2.4 million and  $1.7 million of marked-to-market adjustments for certain interest rate swaps for the nine months ended June 30, 2010 and 2009, respectively.

(4)              Certain interest rate swap agreements were subject to a marked-to-market adjustments until their expiration in November 2009.

(5)              The tax provisions for the marked-to-market adjustments were calculated using an estimated effective tax rate of 38.0% for the nine months ended June 30, 2010 and 40.0% for the three and nine months ended June 30, 2009.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of June 30,
	2010	2009	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	2,947	2,853	94
Franchise stores	26	26	—
Total Sally Beauty Supply	2,973	2,879	94
Beauty Systems Group:
Company-operated stores (3)	855	779	76
Franchise stores	158	163	(5)
Total Beauty System Group	1,013	942	71
Total	3,986	3,821	165

BSG distributor sales consultants (end of period) (1)	1,055	931	124

	2010	2009	Basis Pt Chg
Third quarter company-operated same store sales growth (2)
Sally Beauty Supply	3.6%	3.2%	40
Beauty Systems Group	7.4%	0.6%	680
Consolidated	4.6%	2.6%	200

Nine months ended June 30 company-operated same store sales growth (2)
Sally Beauty Supply	3.9%	1.7%	220
Beauty Systems Group	5.9%	1.2%	470
Consolidated	4.4%	1.6%	280

(1)              Includes 392 and 298 distributor sales consultants as reported by our franchisees as of June 30, 2010 and 2009, respectively.

(2)              Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Our same store sales calculation includes internet-based sales for the periods presented but does not generally include stores relocated.

(3)              BSG company-operated stores, at June 30, 2010, includes 43 stores resulting from the September 30, 2009 acquisition of Schoeneman Beauty Supply, Inc.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	June 30, 2010	September 30, 2009
Financial condition information (at period end):
Working capital	$345,600	$341,733
Cash and cash equivalents	28,303	54,447
Property and equipment, net	163,960	151,252
Total assets	1,517,064	1,490,732
Total debt, including capital leases	1,586,742	1,677,530
Total stockholders’ (deficit) equity	(525,502)	(615,451)

	As of
	June 30, 2010	Interest Rates
Debt position excluding capital leases (at period end)
Revolving ABL Facility	$5,000	(i) Prime + up to 0.50% or (ii) Libor + 1.0-1.5%
Senior Term A Loan (1)	—
Senior Term B Loan (2)	863,856	(i) Prime + 1.25-1.5% or (ii) Libor + 2.25-2.5%
Other (3)	6,311	4.05% to 6.75%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	275,000	10.50%
Total debt	$1,580,167

Debt maturities excluding capital leases (4)
FY2010	$6,125
FY2011	10,621
FY2012	10,250
FY2013	10,130
FY2014	838,041
Thereafter	705,000
Total debt	$1,580,167

(1)       The Senior Term A loan was prepaid in full in June 2010.

(2)       The interest rates on $300.0 million of these loans are fixed by interest rate swaps which expire in May 2012.

(3)       Represents pre-acquisition debt of Pro-Duo, N.V. and Sinelco Group, N.V.

(4)       Amounts shown for specific years do not reflect payments that might be required after fiscal year 2010 as a result of the excess cash-flows test of the Term Loans.